Exhibit 99.1

News Release NYSE: BGH	BUCKEYE GP HOLDINGS L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-02
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS 2008 FIRST QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — April 29, 2008. . . MainLine Management LLC (“MainLine Management”), the general partner of Buckeye GP Holdings L.P. (NYSE:BGH) (“BGH”), today reported financial results for BGH for the first quarter of 2008.  BGH’s net income for the first quarter of 2008 was $5.8 million, or $0.21 per common unit, compared with net income of $5.9 million, or $0.21 per common unit, for the first quarter of 2007.  Revenue in the first quarter of 2008 increased to $380.3 million from revenue of $124.9 million in the first quarter of 2007.  Operating income increased in the first quarter of 2008 to $56.1 million from $48.6 million in the fourth quarter of 2007.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (NYSE: BPL) (“BPL”) and reports its financial results on a consolidated basis with the financial results of BPL.  BGH currently has no operating activities separate from those conducted by BPL, and its cash flow is derived solely from cash distributions received from BPL and BPL’s operating subsidiaries.

BGH also announced that the Board of Directors of MainLine Management declared a quarterly cash distribution of $0.30 per common unit, or $1.20 per common unit on an annual basis, payable on May 30, 2008, to unitholders of record on May 9, 2008.  This cash distribution represents an increase in the quarterly distribution of 5.3 percent compared to the quarterly cash distribution of $0.285 paid in February 2008 and an increase of 25 percent compared to the quarterly cash distribution of $0.24 paid in May 2007.

BGH  will host a conference call to discuss the first quarter 2008 results on Wednesday, April 30, 2008 at 11:00 a.m. Eastern Time.  Investors are invited to listen via the Internet, on either a live or replay basis at:
http://www.videonewswire.com/event.asp?id=47842.  Interested parties may participate in the call by joining the conference at (719) 325-4841 and referencing conference ID 1242098. An audio replay will also be available through May 4, 2008 by dialing (719) 457-0820 Code: 1242098.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

* * * * *

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that we believe to be reasonable as of today’s date. Such statements are identified by use of  the words “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and which may be beyond our control.  Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”); (2) conflicts of interest between Buckeye, its general partner and us; and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes.  Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors: (1) terrorism, adverse weather conditions, environmental releases and natural disasters; (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores or sells; (5) unanticipated capital expenditures in connection with the construction, repair or replacement of Buckeye’s assets; and (6) volatility in the price of refined petroleum products and the value of natural gas storage services. You should read our Annual Report on Form 10-K for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months
	Ended
	March 31
	2008	2007
Product sales	$240,944	$4,979
Transportation and other	139,331	119,965
Total revenue	380,275	124,944

Costs and expenses:
Cost of product sold	236,611	4,844
Operating expenses	66,291	55,455
Depreciation and amortization	11,383	9,707
General and administrative	9,896	6,304
Total costs and expenses	324,181	76,310

Operating income	56,094	48,634

Other income (expenses):
Investment income	614	300
Interest and debt expense	(18,214)	(13,826)
Total other income (expenses)	(17,600)	(13,526)

Income before equity income and non-controlling interest	38,494	35,108
Equity income	2,055	1,786
Non-controlling interest expense	(34,700)	(30,955)

Net income	$5,849	$5,939

Net income per partnership unit

Basic	$0.21	$0.21
Diluted	$0.21	$0.21

Weighted average number of units outstanding:
Basic	28,300	27,891
Diluted	28,300	28,300

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